EXHIBIT 10.1
SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is entered into by and between Greg Werner (“Executive”) and Werner Enterprises, Inc. (the “Company”), on August 27, 2015. Executive and the Company are sometimes collectively referred to as the “Parties” and singularly as “Party.”

1.Executive’s employment with the Company will end effective August 27, 2015 (the “Termination Date”). This Agreement outlines the general terms of Executive’s separation from employment with the Company and the obligations and benefits to which Executive and the Company have agreed in exchange for the promises and covenants contained herein. The Company expressly disclaims any wrongdoing or any liability to Executive.

2.The Parties will announce Executive’s separation from the Company as a voluntary resignation in a form and manner that are mutually agreeable to the Parties.

3.Executive retains his position as a member of the Board of Directors of the Company for the remainder of his current term, or until May 2017, subject to the Company’s rules, procedures and bylaws governing the Board. The Company shall designate an office at the Company’s headquarters for Executive’s use until May 2017, or until Executive’s tenure as Board member ceases, whichever is sooner.

4.The Company acknowledges that it will pay Executive’s regular salary for hours worked through the Termination Date and reimburse Executive for properly documented and timely submitted business expenses pursuant to the Company’s expense reimbursement policies. Executive acknowledges and agrees that any bonuses given by the Company as compensation to its executives are awarded at the Company’s sole discretion and are not payable on a pro rata basis and that Executive consequently has not earned any bonus, is not owed any bonus, and will not be paid any bonus. Executive further acknowledges and agrees that he is not, and will not become, entitled to any other compensation or bonuses except as provided by this Agreement and that upon full payment of the compensation identified in this Paragraph 4, Executive will have received all compensation to which Executive became entitled during Executive’s employment through the Termination Date.

5.The Parties agree that Executive has the right to purchase the vehicle provided by the Company for his use during his employment, upon notice by Executive within seven (7) days of the date of this executed Agreement. Executive agrees to pay the Company $55,460.00, which the Parties agree is the actual value of the vehicle.

6.The Parties acknowledge that additional de minimis terms have been set forth in a Supplemental Severance Agreement, dated August 27, 2015. Such terms are fully incorporated herein by reference.

7.All benefits that Executive currently receives from the Company shall terminate on the Termination Date; provided, however, that Executive’s health and dental benefits (if applicable) may continue, consistent with Company policy, through the last day of the month which includes the Termination Date. Moreover, the termination of any health insurance benefits is subject to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

8.In exchange for Executive’s execution of this Agreement, and Executive’s performance of his obligations hereunder, the Company agrees to provide Executive the following severance benefits:

The Company agrees to pay Executive ten (10) payments, each in a gross amount of $400,000.00. Each payment will be paid as a separate lump sum, less withholdings for applicable taxes. The first payment shall be made on January 1, 2016. The remaining nine (9) payments shall be made every six (6) months, with the last payment to be made on July 1, 2020.
The Company further agrees to pay for Executive’s COBRA premiums for medical coverage for the eighteen (18) months following the Termination Date.
Executive specifically acknowledges and agrees that this consideration exceeds the amount Executive would otherwise be entitled to receive upon termination of Executive’s employment and that such payments are in exchange for entering into and performing this Agreement. Executive agrees that Executive will not at any time seek consideration from the Company other than what is set forth in this Agreement. Executive specifically acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive or for Executive’s benefit pursuant to this Agreement, and Executive has not relied on any representation or lack of representation by the Company.

9.Executive states and affirms that Executive is solely responsible for the tax liability resulting from any compensation previously paid to Executive, for compensation paid through the Termination Date, and for any compensation, in any form, that is to be paid to Executive pursuant to this Agreement.

10.Executive represents that Executive has not filed any complaints, lawsuits, administrative complaints or charges arising from or relating to Executive’s employment with, or termination from, the Company, and Executive further represents Executive has not assigned to any third parties any claims or causes of action Executive may hold against the Company.

11.Except to the extent prohibited by law, Executive and Executive’s heirs, executors, administrators, successors and assigns hereby fully release the Company and each of its direct and indirect subsidiaries (including, without limitation, each entity that is considered to be a direct or indirect subsidiary of the Company for accounting purposes) (collectively, the “Werner Companies”) and each of their respective predecessors, successors and past and present direct and indirect stakeholders, directors, officers, employees, contractors, representatives, agents and assigns (together with the Werner Companies, the “Company Releasees”) from any and all claims, complaints, causes of action or demands, of whatever kind or nature, that Executive now has or has ever had against the Company or any of the Company Releasees, arising from or relating to Executive’s employment with or discharge from the Company, whether known or unknown to Executive at the time of Executive’s execution of this Agreement, including, but not limited to, wrongful or tortious termination, specifically including, but not limited to, actual or constructive termination in violation of public policy; military leave, reinstatement or related rights; claims under common law, statute or contract, specifically including, but not limited to, implied or express employment contracts and/or estoppel; discrimination, retaliation and/or any other claims under any federal, state or local statute or regulation, specifically including, but not limited, to any claims Executive may have under the WARN Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Family and Medical Leave Act, and the Employee Retirement Income Security Act, all as amended; any and all claims brought under any applicable state or local employment, discrimination or other statutes, including, but not limited to, the Nebraska Fair Employment Practices Act and Nebraska’s Unjust Discrimination Because of Employment Act; any claims brought under any federal, state or local law, ordinance, statute or regulation; any claims with respect to nonpayment of wages, severance pay, stock or stock options or other compensation (including, but not limited to, bonuses due after the Termination Date), including, but not limited to, the Nebraska Wage Payment and Collection Act; and libel, slander, fraud, misrepresentation or breach of contract other than the breach of this Agreement. This Agreement contains a general release of all claims. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that arise after the Termination Date.

12.Nothing in this Agreement shall preclude or interfere with Executive’s rights under federal, state or local civil rights or employment discrimination laws to file a complaint with any federal, state or local agency or self-regulatory organization charged with enforcing such laws, including, but not limited, to the Nebraska Equal Opportunity Commission (“NEOC”) or the Equal Employment Opportunity Commission (“EEOC”). Nor shall this Agreement be construed to prevent Executive from assisting in, cooperating with or participating in any investigations or proceedings by such agency or self‑regulatory organization pursuant to a lawful subpoena or equivalent order. None of the foregoing acts by Executive shall constitute a breach of any nondisparagement, confidentiality or cooperation clauses or any other clause of this Agreement. Notwithstanding the foregoing, Executive acknowledges and agrees that Executive hereby waives any and all rights Executive may have to recovery of any damages (whether monetary or otherwise) in connection with any complaint or charge Executive may file pursuant to this Paragraph and that the amount specified in Paragraph 8 herein is sufficient consideration for any such claims.

13.Executive will not take any actions that would reasonably be expected to be detrimental to the interests of the Company, nor make derogatory statements, either written or oral, to any third party, or otherwise publicly disparage the Company, its products, services or any of its Board of Directors, officers, employees, contractors, representatives, agents and assigns and will not authorize any family member, agent or third party to make derogatory or disparaging statements on Executive’s behalf. The Company shall not authorize, and shall take reasonable measures to prevent its present or former owners, officers and directors from taking actions that would reasonably be expected to be detrimental to the interests of Executive or from making derogatory or disparaging statements regarding Executive to any third party. This provision does not and is not intended to preclude Executive from providing truthful testimony in response to legal process or a governmental inquiry. Nothing in this Paragraph is intended to restrict Executive from engaging in activity protected by the National Labor Relations Act.

14.Through September 30, 2015 (the “Transition Period”), Executive agrees to make himself reasonably available to the Company to provide services to assist with an orderly and efficient transition of his duties. During the Transition Period, Executive’s access to Company information, equipment and systems, if any, will be determined by the Company and at the Company’s sole discretion.

15.Executive agrees to fully and completely cooperate with the Company to the extent such cooperation does not materially and unreasonably interfere with any subsequent employment, with respect to matters that relate to Executive’s period of employment, in all investigation, litigation, administrative hearing, compliance investigation or other internal or external investigation in which the Company is involved or may become involved other than any such investigations, potential litigation or litigation between the Company and Executive. Executive will make himself reasonably available to provide assistance which may include, but is not limited to, testifying on behalf of the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and assisting the Company in any such action, suit or proceeding, by providing information as requested by the Company and meeting and consulting with the Company and its representatives or counsel, as requested. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

16.Executive shall treat all Confidential Information (as herein defined) obtained during Executive’s employment by the Company as confidential, using the same degree of care to protect the Confidential Information as the Company uses to protect its Confidential Information and shall not, without written authorization from the Company, release or share such information with any third party, except as may be required by law. “Confidential Information” means the Company’s proprietary information, including, but not limited to, customer or vendor lists, information obtained through customer or vendor contacts, trade secrets, marketing plans, business plans, financial reports and any other information relating to the business of the Company or any affiliate that would be detrimental to the Company if disclosed to competitors or to any other third party; provided, however, that “Confidential Information” shall not include information that is part of the public domain (other than as a result of a breach of this Agreement).

17.For a period of eighteen (18) consecutive months after Executive’s execution of this Agreement, Executive shall not directly or indirectly engage in the business of the Company and shall not directly or indirectly own, manage, operate, control, be employed by, be a consultant to, participate in, or have a financial interest in, or be connected in any manner (including as an employee, consultant, officer, director, owner or lender) with the ownership, management, operation or conduct of any entity engaged in the business of the Company and which is competitive with the Company. “Business of the Company” is defined to include local, regional and medium-to-long-haul, expedited and dedicated transportation services, utilizing dry van, temperature-controlled and flatbed trailers, freight management, truck brokerage, intermodal transportation services, and international transportation services, including ocean, air and ground transportation, freight forwarding and customs brokerage. The restriction in this Paragraph 17 shall apply in any region in which the Company is conducting business, whether inside or outside the United States.

18.For a period of eighteen (18) consecutive months after Executive’s execution of this Agreement, Executive shall not, directly or indirectly, whether as an individual for his own account or for or with any other person, firm, corporation, partnership, joint venture, association or other entity whatsoever, solicit, interfere with or endeavor to entice away from the Company any person, firm, corporation, partnership or entity of any kind whatsoever which was or is a client or customer of the Company, for which the Company performed services, with respect to any business, product or service that is competitive with the products or services offered by the Company, as of the date of the termination of Executive’s employment relationship with the Company.

19.For a period of eighteen (18) consecutive months after Executive’s execution of this Agreement, Executive shall not, directly or indirectly, whether as an individual for his own account or for or with any other person, firm, corporation, partnership, joint venture, association or other entity whatsoever, solicit, interfere with or endeavor to entice away any employee, consultant, independent contractor, vendor or business contact of the Company and/or any of its affiliates to discontinue his association or relationship with the Company and/or any of its affiliates.

20.Executive warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.

21.This Agreement constitutes the entire understanding between the Parties on the subject matter contained herein and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties with respect to the subject matter herein. This Agreement does not supersede any agreements, including, but not limited to, any restrictive covenants that were in effect immediately prior to the date of this Agreement and which, by their terms, survive the termination of Executive’s employment. Executive acknowledges that provisions contained within any agreement(s) that Executive signed with the Company and which expressly survive Executive’s employment shall remain in full force and effect and survive his employment with the Company as provided by the terms of the relevant agreement. Such terms are expressly incorporated herein.

22.If any provision of this Agreement or compliance by Executive or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on both Executive and the Company.

23.This Agreement will be governed by the laws of the State of Nebraska (without regard to its choice-of-law provisions). The state and federal courts located in Omaha, Nebraska shall have exclusive jurisdiction of any lawsuit arising from or relating to Executive’s employment with, or termination from, the Company, or arising from or relating to this Agreement, and Executive expressly consents to personal jurisdiction in Nebraska courts and waives any right to contest the same. The prevailing Party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs.

24.Executive agrees that Executive will indemnify and hold the Company harmless from and against any and all losses, liabilities, costs, damages or expenses incurred by the Company or any Company Releasee (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any breach of this Agreement by Executive. Executive further agrees that if Executive challenges this Agreement, files any claims against the Company arising from or relating to Executive’s employment with, or termination from, the Company, excluding any claim challenging the validity of Executive’s waiver of rights under the Age Discrimination in Employment Act, or otherwise fails to abide by the terms of this Agreement, (a) Executive will return all moneys and benefits received by Executive from the Company pursuant to this Agreement and (b) the Company may elect, at its option and without waiver of any other rights or remedies it may have, not to pay or provide any unpaid moneys or benefits. In the event that Executive challenges the validity of his waiver of rights under the Age Discrimination in Employment Act, he agrees that the Company may recover money and benefits paid under this Agreement if Executive’s challenge and subsequent Age Discrimination in Employment Act claim are successful and he obtains a monetary award.

25.EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES, AGENTS AND ASSIGNS FROM ANY AND ALL CLAIMS.

26.This Severance Agreement and Release shall inure to the benefit of and be binding upon the Parties, as well as their successors, heirs and assigns.

27.This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, including any signed electronic facsimile copies of this Agreement, and all such counterparts together shall be deemed to constitute one and the same instrument.

28.Changes in this Agreement, whether by additions, waivers, deletions, amendments or modifications, may be accomplished only by a writing signed by both Executive and the Company.

ACCEPTED AND AGREED TO:

WERNER ENTERPRISES, INC.

By:	/s/ C.L. Werner	By:	/s/ Greg Werner
	C.L. Werner		Greg Werner
Chairman and CEO

Date:	August 27, 2015	Date:	August 27, 2015

SUPPLEMENTAL SEVERANCE AGREEMENT
This Supplemental Severance Agreement (“Agreement”) is entered into this 27th day of August 2015, by and between WERNER ENTERPRISES, INC., a Nebraska corporation (“Company”) and GREG WERNER (“Executive”). Company and Executive are sometimes collectively referred to as “Parties” and individually as “Party”. The Parties have entered into a separate Severance Agreement and Release of even date herewith, in connection with Executive’s separation from employment as Chief Executive Officer of the Company. The Parties desire to memorialize additional severance matters outside of that agreement as follows:
1.USE OF ACCOUNTANT. The Company hereby grants Executive authorization to continue to utilize the Company’s accountant for his own personal tax matters, at his sole expense. In the event the Company deems there is a material conflict of interest with this arrangement, the Company shall notify Executive in writing of the same and Executive shall terminate his relationship with the Company’s accountant immediately.

2.USE OF AIRPLANE. The Corporation further grants Werner the use of the Company’s airplane for a planned trip to Atlanta, Georgia in September 2015. Werner has approximately Forty-Six Thousand Two Hundred Eighty and No/100 Dollars ($46,280.00) in a prepaid account with the Company. The Company will prepare an invoice for charges related to the use of the airplane and will deduct the same from Executive’s prepaid account. In the event there is a shortage of funds in the prepaid account to cover the use of the airplane, Executive shall be responsible for the balance owed. In the event there are funds remaining in the prepaid account after payment for the services of the airplane are fulfilled, the Company will return the unused funds to Executive within fifteen (15) days from the date of payment.

3.ELECTRONIC DEVICES. The Company further authorizes that Executive shall maintain the use of the iPad and cellular telephone issued to him by the Company. Executive shall assume all responsibility and liability for the payments and insurance thereon. Executive shall take all steps necessary to transfer the accounts for these devices into his individual name by September 30, 2015.

4.CONFIDENTIALITY. The Parties agree to keep all of the terms and provisions of this Agreement confidential, and agree not to disclose the terms of this Agreement to any third party, unless such party is serving in a legal capacity on behalf of either Executive or the Company.

5.GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Nebraska.

6.AMENDMENT. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in a writing signed by each Party or an authorized representative of each Party.

7.SEVERABILITY. Should any provision of this Agreement be void or unenforceable, such provision shall be deemed severable from this Agreement, and the other provisions of this Agreement shall remain valid and enforceable and the Agreement itself shall remain in full force and effect.

8.AUTHORITY. Both the Company and Executive represent and warrant that they have the power and authority to enter into this Agreement and observe and perform all of their respective duties and obligations hereunder and this Agreement constitutes a legal, valid and binding obligation of both Parties.
9.EFFECTIVE DATE. This Agreement shall be in full force and effect as of the date first written above.

The Parties acknowledge that they have read and understand the terms and conditions set forth in this Agreement.

WERNER ENTERPRISES, INC.
A Nebraska corporation,

By:	/s/ Clarence L. Werner
Clarence L. Werner, Chairman of the Board

/s/ Greg Werner
GREG WERNER